SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                     May 22, 2002

JCM Partners, LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-32653	94-3364323

(Commission File Number)	(I.R.S. Employer Identification No.)

2151 Salvio Street, Suite 325, Concord, CA	94520

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                                              (925) 676-1966

(NOT APPLICABLE)

(Former name or former address, if changed since last report)

Item 5. Other Events.

          JCM Partners, LLC (the “Company”) held its annual meeting of Members on May 22, 2002. Over 89% of the Company’s outstanding common membership interest units (the “Common Units”) were voted at the meeting, and our Members voted as follows:

(a)	To elect Henry Conversano, Arthur den Dulk, Frank Deppe, Henry Doorn, Jr., Marvin Helder, Kenneth Horjus, Lois Mol, Neal Nieuwenhuis and Michael W. Vanni as Managers:

Nominee	Votes "For"	Votes "Withheld"
Henry Conversano	73,477,330	2,994,000
Arthur den Dulk	75,054,290	1,417,040
Frank Deppe	75,226,943	1,244,387
Henry Doorn, Jr.	57,698,640	18,772,690
Marvin Helder	75,185,292	1,286,038
Kenneth Horjus	55,924,728	20,546,602
Lois Mol	74,910,558	1,560,772
Neal Nieuwenhuis	75,184,352	1,286,978
Michael W. Vanni	75,210,562	1,260,768

          Since there were nine nominees for nine positions, and each of the nine nominees received at least one affirmative vote, each nominee was re-elected. Therefore, Messrs. Conversano, den Dulk, Deppe, Doorn, Helder, Horjus, Nieuwenhuis and Vanni, and Mrs. Mol, were re-elected to the Board of Managers. Pursuant to the Company’s Operating Agreement, Gayle Ing, the Company’s Chief Executive Officer, continued as a member of the Board of Managers after the meeting.

(b)  To approve changes to the Company’s operating agreement to provide, on all matters on which Members are entitled to vote, that membership interest units held by the Company’s subsidiaries will be voted in the same proportion (without regard to abstentions) of the total votes cast:

Total Votes for the Proposal	62,975,491
Total Votes Against the Proposal	12,728,668
Abstentions	767,171

          The proposal received the affirmative vote of a majority of the Company’s outstanding Common Units and, therefore, was adopted. The percentage of outstanding Common Units voting in favor of the proposal was 73%. In addition, 82% of those units voting were voted in favor of this proposal.

     (c)  To approve changes to the Company’s operating agreement to replace the two mandatory approximately $0.11 per unit distributions with annual $0.0775 per unit distributions to be paid monthly, and conforming changes thereto:

Total Votes for the Proposal	65,490,192
Total Votes Against the Proposal	14,566,702
Abstentions	356,221

          The proposal received the affirmative vote of a majority of the Company’s outstanding Common Units and, therefore, was adopted. The percentage of outstanding Common Units voting in favor of the proposal was 73%. In addition, 81% of those units voting were voted in favor of this proposal.

     (d)  To approve changes to the Company’s operating agreement to (i) increase the number of authorized membership interest units of the Company to 300,000,000 units, up to 25,000,000 of which may be designated as preferred membership interest units; (ii) authorize the Company’s Board of Managers to issue authorized but unissued Common Units; and (iii) authorize the issuance of the preferred membership interest units with class and series designations, voting rights, and relative rights, privileges and preferences to be determined from time to time by the Board of Managers; and conforming changes thereto:

Total Votes for the Proposal	62,397,430
Total Votes Against the Proposal	17,021,020
Abstentions	994,665

          The proposal received the affirmative vote of a majority of the Company’s outstanding Common Units and, therefore, was adopted. The percentage of outstanding Common Units voting in favor of the proposal was 69%. In addition, 78% of those units voting were voted in favor of this proposal.

     (e)  To approve changes to the Company’s operating agreement to provide that the Managers elected by the Members shall be divided into three groups with staggered three-year terms:

Total Votes for the Proposal	71,782,087
Total Votes Against the Proposal	8,449,101
Abstentions	181,927

          The proposal received the affirmative vote of a majority of the Company’s outstanding Common Units and, therefore, was adopted. The percentage of outstanding Common Units voting in favor of the proposal was 80%. In addition, 89% of those units voting were voted in favor of this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JCM PARTNERS, LLC

Date: May 30, 2002	By:/s/ Gayle M. Ing Gayle M. Ing President and Chief Executive Officer